Exhibit 10.28

Wausau Paper Corp.

2009 Equity Incentive Compensation Plan

A portion of each individual officer’s grant, referred to below as the “Retention Award,” will vest upon meeting certain criteria relating to continued employment with the Company.  The remaining portion of the grant, referred to below as the “Performance Incentive,” will vest upon meeting both performance and continued employment criteria.  The maximum potential award for the CEO, chief financial officer, and each of the other named executive officers is described in the “Total Opportunity” column below.

	Restricted Stock or Performance Units Granted
	Retention Award*	Maximum Performance Incentive**	Total Opportunity

CEO	18,132	54,397	72,529

Executive Vice President–Finance	5,984	17,951	23,935

Senior Vice President, Towel & Tissue	4,488	14,959	19,447

Senior Vice President, Specialty Products	4,420	14,733	19,153

Senior Vice President, Printing & Writing	4,107	13,690	17,797

   *The Retention Award is a grant of restricted stock units equal to 25% of base salary, which vests based on continuous employment with the Company (in the same position or in a position with greater authority) through January 5, 2011.

**The Performance Incentive is a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 5, 2011; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 3% ROCE to 13% ROCE.  For purposes of this plan, ROCE is determined by excluding base gains from timberland sales and adjusting for other extraordinary items (which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items).  No shares of common stock or cash will be awarded if earnings are at the bottom of the targeted range of ROCE, and the number of shares of common stock or cash awarded will increase on a pro rata basis to the maximum potential award if ROCE is at the top of the targeted range.

Note: This Exhibit 10.28 replaces Exhibit 10.1 filed by the Company with its Current Report on Form 8-K dated January 9, 2009 (the “Prior Exhibit”).  The Prior Exhibit referenced “restricted stock” instead of “restricted stock units” in its description of the Retention Award.